UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Hawaiian Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Lawrence S. Hershfield	Hawaiian Holdings, Inc.
Chairman of the Board of Directors	3375 Koapaka Street, Suite G-350
Honolulu, HI 96819

April 18, 2006

To Our Stockholders:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of Hawaiian Holdings, Inc. (the “Company”) to be held at The Hawaii Prince Hotel Waikiki, 100 Holomoana Street, Honolulu, HI, 96815, on Wednesday, May 31, 2006, at 10:00 AM, local time.

The purpose of the meeting is to (i) elect seven nominees to the board of directors, and (ii) consider and take action upon a proposal to approve the Hawaiian Holdings, Inc. 2006 Management Incentive Plan. Information about these proposals is contained in the enclosed proxy statement.

Only stockholders of record of our outstanding common stock and special preferred stock at the close of business on April 5, 2006 will be entitled to notice of and to vote at the Annual Meeting.

Your vote, regardless of the number of shares you own, is important. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. Please note that in order for your vote to be counted, you must complete and return the stockholder questionnaire, described in the Proxy Statement under “Restriction on Foreign Ownership of Voting Stock” and included on the proxy card. You may vote over the Internet, by telephone or by mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the annual meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of and continued interest in Hawaiian Holdings, Inc.

Sincerely,

Lawrence S. Hershfield
Chairman of the Board of Directors

HAWAIIAN HOLDINGS, INC.

3375 Koapaka Street, Suite G-350

Honolulu, HI 96819

(808) 835-3700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

The Annual Meeting of Stockholders of Hawaiian Holdings, Inc. will be held at The Hawaii Prince Hotel Waikiki, 100 Holomoana Street, Honolulu, HI, 96815, on Wednesday, May 31, 2006, at 10:00 AM, local time to consider and act upon the following matters:

1.             The election of seven directors to serve for one-year terms and until their successors are duly elected and     qualified. The proxy statement accompanying this notice includes the names of the nominees to be presented by the Board of Directors for election;

2.             To consider and take action upon a proposal to approve the Hawaiian Holdings, Inc. 2006 Management Incentive Plan; and

3.             Such other business as may properly come before the Annual Meeting of Stockholders, or any and all adjournments thereof.

Only stockholders of record of our outstanding common stock and special preferred stock at the close of business on April 5, 2005, the record date, will be entitled to vote at the Annual Meeting. Please note that in order for your vote to be counted, you must complete and return the stockholder questionnaire, described in the Proxy Statement under “Restriction on Foreign Ownership of Voting Stock” and included on the proxy card.

Your Board of Directors desires to have maximum representation of stockholders at the Annual Meeting. You may vote over the Internet, by telephone or by mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options. You may revoke your proxy at any time prior to its use, by notice in writing to me, the Company’s Secretary, by presentation of a later-dated proxy or by attending the Annual Meeting and voting in person.

By order of the Board of Directors

David Z. Arakawa
Secretary

Dated:  April  18, 2006

HAWAIIAN HOLDINGS, INC.

3375 Koapaka Street, Suite G-350

Honolulu, HI 96819

(808) 835-3700

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held Wednesday, May 31, 2006

We are furnishing this Proxy Statement in connection with the solicitation of proxies by the Board of Directors of Hawaiian Holdings, Inc., a Delaware corporation, for use at our annual meeting of stockholders to be held at The Hawaii Prince Hotel Waikiki, 100 Holomoana Street, Honolulu, HI, 96815, on Wednesday, May 31, 2006, at 10:00 AM, local time, and any and all adjournments thereof (collectively, the “Annual Meeting”). We are holding the Annual Meeting for the purposes described in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement, the proxy card and the Notice of Annual Meeting of Stockholders are being mailed to stockholders beginning on or about April 18, 2006. As used herein, unless the context requires otherwise, the terms “Holdings”, “Company”, “we”, “our”, and “us” refer only to Hawaiian Holdings, Inc., and the term “Hawaiian” refers only to Hawaiian Airlines, Inc., Holdings’ sole operating subsidiary.

GENERAL INFORMATION

Solicitation of Proxies

Our Board of Directors is soliciting the enclosed proxy. We will make proxy solicitations by mail, and also by telephone, facsimile transmission or otherwise, as we deem necessary. We will bear the costs of this solicitation. We will request banks, brokerage houses, nominees and other fiduciaries nominally holding shares of our common stock, $0.01 par value (the “Common Stock”), to forward the proxy soliciting materials and stockholder questionnaires to the beneficial owners of such Common Stock and to obtain authorization for the execution of proxies. We will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials and stockholder questionnaires, to the beneficial owners. We do not currently expect to engage an outside firm to solicit votes.

Record Date, Quorum and Voting Requirements

Holders of shares of Common Stock and our Series B Special Preferred Stock, Series C Special Preferred Stock and Series D Special Preferred Stock (collectively, the “Special Preferred Stock”) at the close of business on April 5, 2006 (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting. On that date, approximately 45,945,800 shares of Common Stock and one share each of the Series B Special Preferred Stock, the Series C Special Preferred Stock and the Series D Special Preferred Stock were outstanding. Each share of Common Stock and Special Preferred Stock outstanding on the Record Date is entitled to one vote on each matter presented at the Annual Meeting. The presence, in person or by proxy, of stockholders of a majority of the issued and outstanding Common Stock and Special Preferred Stock held of record on the Record Date constitutes a quorum for the transaction of business at the Annual Meeting. The election of directors requires a plurality of the votes cast by the holders of shares of Common Stock and Special Preferred Stock at a meeting at which a quorum is present. The adoption of the Hawaiian Holdings, Inc. 2006 Management Incentive Plan (the “2006 Incentive Plan”) must be approved by a majority of the votes cast by the holders of shares of Common Stock and Special Preferred Stock at a meeting at which a quorum is present. Our Common Stock is listed on the American Stock Exchange (“AMEX”) and the Pacific Exchange (“PCX”) under the symbol “HA.”

Shares of Common Stock and Special Preferred Stock represented by all properly executed proxies received in time for the Annual Meeting will be voted, unless revoked, in accordance with the choices specified in the proxy, subject to our receipt of the stockholder questionnaires described below. See “Restriction on Foreign Ownership of Voting Stock.”  Unless contrary instructions are indicated on the proxy, the shares will be voted FOR the  election of the seven director nominees named in this Proxy Statement and the adoption of the 2006 Incentive Plan. Representatives of our transfer agent will assist us in the tabulation of the votes. Abstentions and broker non-votes are counted as shares represented at the meeting and entitled to vote for purposes of determining a quorum. Abstentions have the same legal effect as a vote “against” election of the directors or the adoption of the 2006 Incentive Plan. Brokers do not have the discretionary power to vote with respect to the election of directors, absent the receipt from the beneficial owners of such shares of specific voting instructions, as well as a completed questionnaire as described below.

Restriction on Foreign Ownership of Voting Stock

Our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) prohibits the ownership or control by non-U.S. citizens of more than 25% of our issued and outstanding voting stock, pursuant to the federal Transportation Act. In order to comply with this requirement, we maintain a Foreign Stock Record to keep track of transfers of our voting stock to non-U.S. citizens. At no time will the ownership or control of shares representing more than 25% of our voting stock be registered on the Foreign Stock Record. If, at any time, we determine that the number of shares of our voting stock purportedly registered on the Foreign Stock Record exceeds 25% of the total number of shares of our voting stock, we shall remove sufficient shares from the Foreign Stock Record in reverse chronological order so that the number of shares of our voting stock registered on the Foreign Stock Record does not exceed 25% of the total number of shares of our voting stock. Shares of our voting stock that we know to be owned or controlled by non-U.S. citizens and that are not registered on the Foreign Stock Record shall not be entitled to vote until so registered.

Before any stockholder (including any natural person, as well as any corporation or other entity) of the Company is permitted to vote its shares at the Annual Meeting, that stockholder must complete and return a questionnaire (included on the proxy card) to establish its citizenship. If any stockholder is determined not to be a U.S. citizen, that stockholder’s stock will be registered on the Foreign Stock Record and voted in accordance with the Certificate of Incorporation, subject to the limitations and procedures described above.

Special Preferred Stock Designees

As described in greater detail in the section below entitled “Security Ownership of Certain Beneficial Owners and Management—Special Preferred Stock,” the International Association of Machinists and Aerospace Workers (the “IAM”), the Association of Flight Attendants (the “AFA”) and the Air Line Pilots Association (the “ALPA”) (collectively, the “Unions”) hold one share of the Company’s Series B Special Preferred Stock, Series C Special Preferred Stock and Series D Special Preferred Stock, respectively, that, in accordance with our Amended By-Laws, entitle each Union to nominate one director (each such director, a “Special Preferred Stock Designee”). Mr. William S. Swelbar (“Mr. Swelbar”) is the AFA’s designee to the Board of directors, and Mr. Eric C.W. Nicolai (“Mr. Nicolai”) is the ALPA’s designee to the Board of Directors. Mr. Sean Kim (“Mr. Kim”) has been recently nominated by the IAM and is expected to be appointed to our Board of Directors immediately following the Annual Meeting. The Special Preferred Stock Designees are not elected by the holders of the Common Stock, and their election is, accordingly, not to be considered at the Annual Meeting.

Dissenters’ Rights

Under Delaware law, you are not entitled to any dissenters’ rights with respect to the approval of the proposals  described in this Proxy Statement.

Revocability of Proxy

Giving the enclosed proxy does not preclude your right to vote in person if you so desire. You may revoke your proxy at any time prior to its exercise by notifying our Secretary in writing, by giving us a later-dated proxy, or by attending the Annual Meeting and voting in person.

PROPOSAL NO. 1:  ELECTION OF DIRECTORS

The Board of Directors currently consists of nine directors, four of whom are independent directors. The Board of Directors has affirmatively determined that Mr. Gregory S. Anderson (“Mr. Anderson”), Mr. Bert T. Kobayashi, Jr. (“Mr. Kobayashi”), Mr. Donald J. Carty (“Mr. Carty”), and Admiral Thomas B. Fargo (“Admiral Fargo”) are independent as defined by the listing standards of the AMEX, the PCX and the applicable rules of the Securities and Exchange Commission (“SEC”).

Seven directors will be elected at the Annual Meeting to serve for one-year terms and until their successors are elected and qualified. On the recommendation of the Governance and Nominating Committee, the Board of Directors has nominated Mr. Lawrence S. Hershfield (“Mr. Hershfield”), Mr. Mark B. Dunkerley (“Mr. Dunkerley”), Mr. Randall L. Jenson (“Mr. Jenson”), Mr. Anderson, Mr. Kobayashi, Mr. Carty and Admiral Fargo for election to the Board of Directors at the Annual Meeting. All of the nominees are currently members of the Board of Directors, and all of the nominees have agreed to being named in this Proxy Statement and to continue to serve if elected. In the event that any of the nominees is unable to serve, the proxyholders will vote for any other person that the Board of Directors designates. The election of each nominee as a director requires a plurality of the votes cast at the Annual Meeting by holders of shares entitled to vote. The proxies cannot be voted for a greater number of persons than the number of nominees. You will find each nominee’s biographical information below.

As described in greater detail in the section below entitled “Security Ownership of Certain Beneficial Owners and Management—Special Preferred Stock,” the IAM, the AFA and the ALPA hold one share of the Company’s Series B Special Preferred Stock, Series C Special Preferred Stock and Series D Special Preferred Stock, respectively, that, in accordance with our Amended By-Laws, entitle each Union to nominate one director. Mr. Swelbar is the AFA’s designee to the Board of Directors, and Mr. Nicolai is the ALPA’s designee to the Board of Directors. Mr. Kim has been recently nominated by the IAM and is expected to be appointed to our Board of Directors immediately following the Annual Meeting. The Special Preferred Stock Designees are not elected by the holders of the Common Stock, and their election is, accordingly, not to be considered at the Annual Meeting.

The listing standards of the AMEX and the PCX each require that the Company have a majority of independent directors prior to June 2, 2006, which is the first anniversary of Hawaiian’s emergence from bankruptcy. The Board of Directors expects to appoint Mr. Kim immediately following the Annual Meeting, and that Mr. Kim will be considered independent in accordance with applicable listing standards. The Board of Directors also expects to identify and appoint, prior to June 2, 2006, an eleventh member thereof, which member shall also be independent. Upon such final appointment, the Company will be in compliance with the majority independent director requirements of the AMEX and the PCX.

Information Regarding Directors

The name, age, present principal occupation or employment and five-year employment history of each of our directors and Mr. Kim are set forth below. Except for Mr. Nicolai, each of the persons listed below is a citizen of the United States. Unless otherwise noted, the business address of each person listed below is 3375 Koapaka Street, Suite G-350, Honolulu, HI 96819 and the telephone number at that address is (808) 835-3700. The Special Preferred Stock Designees are not elected by the holders of the Common Stock, and their election is, accordingly, not to be considered at the Annual Meeting.

Name	Age	Position(s)
Lawrence S. Hershfield	49	Chairman of the Board of Directors
Mark B. Dunkerley	42	Director, Chief Executive Officer and President
Randall L. Jenson	37	Director
Gregory S. Anderson	49	Director
Donald J. Carty	59	Director
Thomas B. Fargo	57	Director
Bert T. Kobayashi, Jr.	66	Director
Special Preferred Stock Designees:
Eric C.W. Nicolai	46	Director (ALPA Designee)
William S. Swelbar	47	Director (AFA Designee)
Sean Kim	55	Director (IAM Designee)

Lawrence S. Hershfield. Mr. Hershfield has been the Chairman of our Board of Directors since July 2004. Mr. Hershfield served as our President and Chief Executive Officer from June 14, 2004 through June 2, 2005. He has been the Chief Executive Officer of Ranch Capital, LLC, which he founded to pursue investments in undervalued or distressed assets or companies, since October 2002. Since June 2004, he has been the Chief Executive Officer and President of RC Aviation Management, LLC, the managing member of RC Aviation LLC (“RC Aviation”). From August 2001 to September 2002, he was Chief Executive Officer and a Director of FINOVA Group Inc., a financial services company. From February 2001 to August 2001, Mr. Hershfield was Berkadia’s Liaison to FINOVA. Berkadia is a joint venture formed by Leucadia National Corporation and Berkshire Hathaway to oversee and fund FINOVA’s reorganization. From 1996 to 1998, Mr. Hershfield served as Chief Executive Officer, President and as a director of Pepsi International Bottlers. From 1995 to September 2002, Mr. Hershfield was President of Leucadia International Corporation, a wholly-owned subsidiary of Leucadia National Corporation. Mr. Hershfield received a B.S. in Biology from Bucknell University (1977) and has an M.B.A. from Stanford University Graduate School of Business (1981).

Mark B. Dunkerley. Mr. Dunkerley has been a member of our Board of Directors and the President and Chief Executive Officer of both Hawaiian and Holdings since June 2, 2005. He previously was President and Chief Operating Officer of Hawaiian from December 2002 and President and Chief Operating Officer of Holdings from February 2003 until he resigned the positions at Holdings following Hawaiian’s Chapter 11 Filing and the appointment of the Trustee. From August 2001 until March 2002, he was the Chief Operating Officer of the Sabena Airlines Group located in Brussels, Belgium. In October 2001, Sabena Airlines Group filed for the Belgian equivalent of bankruptcy and began its liquidation process in November 2001. In 2001, Mr. Dunkerley served as a consultant with the Roberts Roach firm, which specializes in providing strategic and economic consulting services to the aviation industry. From 1999 to 2000, Mr. Dunkerley was Chief Operating Officer, President and a member of the Board of Directors of Worldwide Flight Services, one of the largest providers of ground services to airlines including baggage and passenger check-in handling at airports worldwide. From 1989 to 1999, Mr. Dunkerley worked for British Airways, where he held a variety of management positions including, most recently, as senior vice president for British Airways’ Latin America and Caribbean division from 1997 to 1999.

Randall L. Jenson. Mr. Jenson has been a member of our Board of Directors since July 2004. Mr. Jenson was appointed as our Chief Financial Officer, Treasurer and Secretary on June 14, 2004. He resigned as Secretary effective as of July 7, 2005 and as Chief Financial Officer and Treasurer as of November 16, 2005. He is co-founder and Managing Director of Ranch Capital, LLC, which was formed in 2002 to pursue investments in undervalued or distressed assets or companies. Since June 2004, he has been the Vice President and Secretary of RC Aviation Management, LLC, the managing member of RC Aviation. From May 1997 to October 2002, he served in various capacities in or at the direction of Leucadia National Corporation. From August 1999 to April 2002, Mr. Jenson served as the President and Chief Executive Officer of American Investment Bank N.A., a wholly-owned subsidiary of Leucadia National Corporation. He served as a director of the bank from August 1998 to April 2002, and from May 1997 to August 1999, served as Senior Vice President. Mr. Jenson received a B.A. in Accounting from the University of Utah (1991), and has an M.B.A. from Harvard University Graduate School of Business Administration (1997).

Gregory S. Anderson. Mr. Anderson has been a member of our Board of Directors since 2002. Since 2004, Mr. Anderson has been Chairman, Chief Executive Officer and President of Bank of Arizona, N.A., a commercial bank located in Phoenix, Arizona. From 2002 to 2004, he was Chief Executive Officer, President and managing general partner of Glendora Hospital Partners and Glendora Holdings, a senior housing management and development company. From 1998 to 2002, he was Chief Executive Officer and President of Quality Care Solutions

Inc., an Arizona corporation that is a leading provider of healthcare payer software solutions. From 1985 to 1998, Mr. Anderson was general manager of El Dorado Investment Company, Arizona’s then largest venture capital company. Mr. Anderson has served on numerous boards of both public and private companies. Currently, Mr. Anderson is a director of Sun Healthcare, Inc., Miracor Diagnostics, Inc., and several civic boards. He is also the general partner of Glendora Holdings. Mr. Anderson has a B.S. in Finance from Arizona State University (1979) and has been certified by the Center for Executive Development at Stanford University School of Business. Mr. Anderson serves as a member of the Audit Committee and the Governance and Nominating Committee of the Board of Directors.

Donald J. Carty. Mr. Carty has been a member of our Board of Directors since July 2004. Mr. Carty is the former Chairman of the Board and Chief Executive Officer of AMR Corporation, positions he held from 1998 until April 2003. From 1998 to 2002, Mr. Carty also held the position of President of AMR Corporation. From 1995 to 1998, he was President of American Airlines, Inc., a subsidiary of AMR Corporation. Mr. Carty held other executive level positions with AMR Corporation, American Airlines, Inc. or their subsidiaries from 1978 to 1995. Mr. Carty is also a director of Dell, Inc., Sears Holding Corporation, Barrick Gold Corporation, CHC Helicopter Corp. and SolutionsInc, Ltd. Mr. Carty is a graduate of Queen’s University in Kingston, Ontario, and of the Harvard University Graduate School of Business Administration. Mr. Carty serves as Chairman of the Audit Committee and a member of the Governance and Nominating Committee and the Compensation Committee of the Board of Directors.

Thomas B. Fargo. Admiral Fargo has been a member of our Board of Directors since March 2005. Admiral Fargo recently retired as Commander U.S. Pacific Command, at Camp H.M. Smith, Hawaii. In that position, he was the senior U.S. Military commander in the Pacific and Indian Ocean areas, where he directed Army, Navy, Marine Corps and Air Force operations. He also commanded the U.S. Fifth Fleet and Naval Forces of the Central Command during two years of Iraqi contingency operations from July 1996 to July 1998 and served as the 29th Commander-in-Chief of the U.S. Pacific Fleet. Admiral Fargo is also a member of the Board of Directors of Hawaiian Electric Industries and the Board of Governors of Iolani School. He is the chairman of the Board of Directors of Loea Corporation and Sago Systems, which are both subsidiaries of Trex Enterprises Corporation of San Diego, CA, which performs research and development, principally on government contracts, of which Admiral Fargo is President. Admiral Fargo is a graduate of the U.S. Naval Academy. Admiral Fargo serves as a member of the Compensation Committee of the Board of Directors.

Bert T. Kobayashi, Jr. Mr. Kobayashi has been a member of our Board of Directors since December 2004. Mr. Kobayashi is senior partner of the law firm of Kobayashi, Sugita & Goda in Honolulu, Hawaii. He currently is director of the First Hawaiian Bank (1974 to present) and BancWest Corporation (1998 to present). Mr. Kobayashi also was a member of the Board of Directors of Western Airlines (from 1976 to 1986, when it was sold to Delta Air Lines) and on the Board of Directors of Schuler Homes (from 1992 to 2001, when it merged with Western Pacific). He formerly sat as chairman of the State of Hawaii Judicial Selection Commission and currently is the President of the University of Hawaii Athletic Foundation. Mr. Kobayashi has a J.D. from the University of California, Hastings College of Law and a B.A. from the University of Hawaii and Gettysburg College. Mr. Kobayashi serves as a member of the Audit Committee, the Governance and Nominating Committee and the Compensation Committee of the Board of Directors.

Special Preferred Stock Designees:

Eric Nicolai. Mr. Nicolai has been a member of our Board of Directors since September 29, 2005. Mr. Nicolai is a pilot for Hawaiian and has been employed by Hawaiian since December 1985. Mr. Nicolai is the ALPA’s designee to the Board of Directors. See “Security Ownership of Certain Beneficial Owners and Management - Special Preferred Stock.”

William S. Swelbar. Mr. Swelbar has been a member of our Board of Directors since November 16, 2005. Mr. Swelbar has been the President and Managing Partner of Eclat Consulting, Inc. for over ten years. Mr. Swelbar is an Adjunct Fellow of the Economic Strategy Institute and a member of the Advisory Board of the M.I.T. Global Airline Industry Program. Mr. Swelbar received a B.S. from Eastern Michigan University and has an M.B.A. from

The George Washington University. Mr. Swelbar is the AFA’s designee to the Board of Directors. See “Security Ownership of Certain Beneficial Owners and Management - Special Preferred Stock.”

Sean Kim. Mr. Kim has been recently nominated by the IAM and is expected to be appointed to our Board of Directors immediately following the Annual Meeting. See “Security Ownership of Certain Beneficial Owners and Management - Special Preferred Stock.” Mr. Kim, an attorney, was a partner with Park Kim & Yu (1976 through 1997), and has been a solo practitioner since 1997. Mr. Kim concentrates his practice on the representation of labor organizations. Mr. Kim has a J.D. from the University of California, Hastings College of Law and a B.A. from the University of Hawaii.

Executive Officers of the Company

The following table sets forth the names, ages and all positions and offices with the Company held by the Company’s present executive officers.

Name	Age	Position(s)
Mark B. Dunkerley	42	Director, Chief Executive Officer and President
Peter R. Ingram	39	Executive Vice President, Chief Financial Officer and Treasurer
David Z. Arakawa	50	Secretary

The following is information with respect to the Company’s executive officers who are not also directors of the Company:

Peter R. Ingram. Mr. Ingram became our Executive Vice President, Chief Financial Officer and Treasurer effective as of November 16, 2005. Mr. Ingram had worked at AMR Corporation, the parent company of American Airlines and American Eagle Airlines, for eleven years prior to joining the Company.  Since 2002, he served as Vice President of Finance and Chief Financial Officer for American Eagle Airlines.  Prior to that, he spent eight years in finance-related management and director positions for American Airlines. Mr. Ingram received a B.A. in Business Administration from the University of Western Ontario (1988) and has an M.B.A. from Duke University (1994).

David Z. Arakawa. Mr. Arakawa became our Secretary effective as of July 7, 2005 and has been Hawaiian’s  Senior Vice President, General Counsel and Secretary since March 29, 2005. From 1997 to 2005, Mr. Arakawa served as corporation counsel for the City and County of Honolulu where he acted as the chief legal advisor and representative for the mayor, city council, and all city agencies and employees. From 1984 to 1997, Mr. Arakawa served in private practice, including as a partner with the law firm of Fujiyama Duffy and Fujiyama, serving a wide range of corporate and government clients. Mr. Arakawa began his legal career with the Department of the Prosecuting Attorney where he specialized in career criminal and organized crime cases. Currently, Mr. Arakawa serves as a board member of both the Aiea Neighborhood Board and Aiea Community Association, and is also a member of the Waipahu and Pearl City Community Associations. Mr. Arakawa has a B.A. in History from the University of Hawaii at Manoa (1979) and a J.D. from the William S. Richardson School of Law (1981).

Executive Sessions of the Board of Directors

The independent directors meet on a regular basis to review the performance of management and the Company. The presiding director at such sessions is rotated among the independent directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Such persons are also required to provide us with copies of all such reports filed with the SEC. Based solely upon the information supplied to us by these persons, we are required to report any known failure to file these reports within the specified period. To our knowledge, based solely upon a review of the Section 16(a) reports furnished to us and the written representations of these reporting persons, these persons complied with all filing requirements in a timely fashion for fiscal year 2005, except that (i) Mr. Arakawa did not timely file a Form 3 in connection with his appointment as Secretary in July 2005, (ii) Mr. Dunkerley did not timely file a Form 4 in connection with stock option grants on each of June 10, 2005 and July 25, 2005, and (iii) Mr. Carty did not timely file a Form 4 in connection with a stock option grant on August 10, 2005. Each of these filings was subsequently made.

Meetings of the Board and Committees

The Board of Directors has established the following committees: the Audit Committee, the Governance and Nominating Committee and the Compensation Committee. On March 8, 2005, the Board of Directors adopted written charters for the Governance and Nominating Committee and the Compensation Committee, as well as an Amended and Restated Charter for the Audit Committee, which were included as Appendices B, C and D, respectively, to our Definitive Proxy Statement filed with the SEC on June 13, 2005. Copies of these documents are also available on our website (www.hawaiianair.com), upon written request to the Secretary of Hawaiian Holdings, Inc. at 3375 Koapaka Street, Suite G-350, Honolulu, HI 96819 or by calling (808) 835-3700. The Board of Directors held 9 formal meetings and acted by unanimous written consent 4 times during the year ended December 31, 2005. Each director attended at least 75% of the meetings of the Board of Directors and Committee meetings that he was obligated to attend. Our policy regarding attendance at Board of Directors meetings is that we expect directors to make every effort to attend all Board of Directors meetings, recognizing that scheduling difficulties may at times arise. The Company does not have a policy with regard to the attendance by directors at the Company’s annual meeting of stockholders.

Communications with the Board of Directors

Stockholders may send communications to the Board of Directors at the following address: 3375 Koapaka Street, Suite G-350, Honolulu, HI 96819, specifying whether the communication is directed to the entire Board of Directors, the independent directors or to a particular director.

Audit Committee

We have a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee has three members: Mr. Carty (Chairman),  Mr. Anderson and Mr. Kobayashi. Pursuant to the Audit Committee charter, the Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of our independent auditors. Its principal functions are to: (i) oversee the integrity of our financial statements and other financial information provided by us to any governmental body or the public; (ii) oversee our systems of internal controls and procedures regarding finance, accounting, disclosures and legal compliance with applicable laws and regulations; and (iii) monitor the performance of the internal auditors and the independence, qualifications and performance of the independent auditors and pre-approve services provided by the independent auditors. The Board of Directors has determined that all of the members of the Audit Committee are independent, as that term is used under applicable rules of the Securities and Exchange Commission, the American Stock Exchange and the Pacific Exchange. The Board of Directors has also determined that Mr. Carty satisfies the criteria set forth in Item 401(h) of Regulation S-K promulgated under the Exchange Act to serve as the “audit committee financial expert” on the Audit Committee. The Audit Committee met 13 times in 2005.

On March 21, 2006, the Audit Committee issued the following report:

HAWAIIAN HOLDINGS, INC.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors reviews the Company’s financial reporting process, its system of internal controls, its audit process and its process for monitoring compliance with laws and regulations. Each of the three Audit Committee members satisfies the definition of independent director as established in the AMEX and PCX listing standards and applicable SEC regulations. All members are financially literate and at least one member of the Audit Committee has accounting or related financial management expertise, as that term is used in applicable SEC regulations and PCX listing standards, and is financially sophisticated, as that term is used in the AMEX listing standards. The Board of Directors has determined that Mr. Carty meets the SEC’s criteria for Audit Committee financial experts.

The Audit Committee has reviewed the audited financial statements of the Company and discussed such statements with management. The Audit Committee has discussed with Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees - AU Section 380), as currently in effect.

The Audit Committee received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with Ernst & Young its independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and be filed with the SEC. The Audit Committee also appointed Ernst & Young to serve as the Company’s independent registered public accounting firm for the year 2006.

This report of the Audit Committee shall not be deemed to be soliciting material or incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that this information be treated as soliciting material or specifically incorporates this information by reference, nor shall it be deemed filed under such Acts.

AUDIT COMMITTEE:	Donald J. Carty, Chair
Bert T. Kobayashi, Jr.
Gregory S. Anderson

March 21, 2006

Governance and Nominating Committee

The Governance and Nominating Committee consists of three members:  Mr. Carty, Mr. Anderson and Mr. Kobayashi. The principal functions of the Governance and Nominating Committee are to: (i) monitor and oversee matters of corporate governance, including the evaluation of Board of Director performance and processes and the independence of directors, and (ii) identify, select, evaluate and recommend to the Board of Directors qualified candidates for election or appointment to the Board of Directors. The Board of Directors has determined that all of the members of the Governance and Nominating Committee are independent, as that term is used under applicable rules of the SEC, the AMEX and the PCX.

The Governance and Nominating Committee will consider potential nominees brought to its attention by any director or officer of the Company and will consider such candidates based on their achievement in business, education or public service, experience (including management experience in a public company), background, skills, expertise, accessibility and availability to serve effectively on the Board of Directors. The Governance and Nominating Committee will also consider nominees recommended in good faith by stockholders. As described further herein under the section entitled “Stockholder Proposals,” stockholders should submit the candidate’s name, credentials, contact information and his or her written consent to be considered as a candidate to the Governance and Nominating Committee in care of the Secretary of the Company at 3375 Koapaka Street, Suite G-350, Honolulu, HI 96819 no earlier than 120 days or later than 90 days prior to the first anniversary of the Annual Meeting. The proposing stockholder should also include his or her contact information and a statement of his or her share ownership (how many shares owned and for how long). Such stockholder recommended candidates will be evaluated in the same manner as candidates nominated by any other person. We do not pay any fees to any third parties for assisting us with nominations and evaluations of candidates for director, nor do we obtain such services from third parties.

 The Governance and Nominating Committee recommends to the Board of Directors the assignment of directors to committees, including the designation of committee chairs. The Governance and Nominating Committee also recommends to the Board of Directors the amount and form of compensation payable to the directors. In addition, the Governance and Nominating Committee is responsible for overseeing the implementation of, and periodically reviewing, our Corporate Governance Guidelines. The Governance and Nominating Committee met one time and acted by unanimous written consent 2 times during 2005.

Compensation Committee

The Compensation Committee consists of three members:  Mr. Carty, Mr. Kobayashi and Admiral Fargo. The Board of Directors has determined that all of the members of the Compensation Committee are independent, as that term is used under applicable rules of the SEC, the AMEX and the PCX. The Compensation Committee has overall responsibility for evaluating and approving executive officer and director compensation plans, policies and programs of the Company, as well as all equity-based and incentive compensation plans and policies. The Compensation Committee oversees the annual review and approval of corporate goals and objectives relevant to the compensation of executive officers, the evaluation of the performance of the executive officers in light of those goals and objectives, and the determination and approval of such officers’ compensation based on the evaluations. The Compensation Committee met 3 times and acted by unanimous written consent 3 times during 2005.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO ELECT THE SEVEN DIRECTORS THAT HAVE BEEN NOMINATED TO THE BOARD OF DIRECTORS. PROXIES WILL BE VOTED FOR SUCH APPROVAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE PROXY.

COMPENSATION

The following Summary Compensation Table sets forth certain information regarding compensation paid for the last three fiscal years to our “named executive officers,” who consist of all of our current executive officers, Lawrence S. Hershfield, who served as our chief executive officer during fiscal year 2005, and our only other executive officer during fiscal year 2005 (collectively, our “named executive officers”). We did not pay our executive officers any compensation during the period from Hawaiian’s Chapter 11 Filing in March 2003 through June 2, 2005, the effective date of Hawaiian’s joint plan of reorganization. On such date, Mr. Hershfield resigned as President and Chief Executive Officer of Holdings, and Mark B. Dunkerley, who had been serving as Hawaiian’s President and Chief Operating Officer, was appointed President and Chief Executive Officer of Holdings and Hawaiian. Following the Chapter 11 Filing and the appointment of the Trustee in 2003, all our then-existing executive officers who previously held similar positions at both Holdings and Hawaiian, with the exception of John W. Adams (who was our Chief Executive Officer from May 2002 to June 2004), resigned from their positions at Holdings.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Securities Underlying Options/SARs		All Other Compensation
		($ )	($ )	($ )(6)	(#)		($ )
Mark B. Dunkerley(1)	2005	460,494	756,250	—	1,044,000		—
President and Chief	2004	415,000	588,000	54,594	—		—
Executive Officer	2003	408,881	654,000	67,300	—		—

Peter R. Ingram(2)	2005	27,147	72,688	59,245	100,000		—
Executive Vice President,	2004	—	—	—	—		—
Chief Financial Officer	2003	—	—	—	—		—
and Treasurer

David Z. Arakawa(3)	2005	141,667	20,000	—	55,416		—
Secretary	2004	—	—	—	—		—
	2003	—	—	—	—		—

Lawrence S. Hershfield(4)	2005	—	—	—	120,000	(4)	100,000	(4)
Former President and Chief Executive Officer	2004	—	—	—	—		—
	2003	—	—	—	—		—

Randall L. Jenson(5)	2005	—	—	—	90,000	(5)	150,000	(5)
Former Chief Financial Officer and Treasurer	2004	—	—	—	—		—
	2003	—	—	—	—		—

(1)

On June 2, 2005, Mr. Dunkerley was appointed President and Chief Executive Officer of the Company. Mr. Dunkerley had served as President and Chief Operating Officer of Hawaiian from December 2002 through June 2005.

(2)

On November 16, 2005, Mr. Ingram was appointed Executive Vice President, Chief Financial Officer and Treasurer of the Company. The amount reported under “Bonus” for Mr. Ingram excludes $50,000 received by Mr. Ingram in 2005 as a prepayment of his fiscal 2006 incentive compensation.

(3)	On April 1, 2005, Mr. Arakawa joined Hawaiian as Senior Vice President, Secretary and General Counsel. On July 7, 2005, Mr. Arakawa joined Holdings as its Secretary.

(4)

On June 14, 2004, Mr. Hershfield was appointed President and Chief Executive Officer of the Company and served in such capacities until June 2, 2005. He has also served as the Chairman of the Board of Directors since July 2004. The $100,000 reported under “All Other Compensation” represents a cash payment made in December 2005 to Mr. Hershfield as consideration for consulting services he provided to the Company during 2004 and 2005. In consideration of such services, Mr. Hershfield also received a grant of options to purchase 100,000 shares of Common Stock. Such grant is included under “Long Term Compensation—Securities Underlying Options/SARs” and is described in greater detail below under the heading “Option Grants in Last Fiscal Year.”

(5)

On June 14, 2004, Mr. Jenson was appointed Chief Financial Officer, Treasurer and Secretary of the Company. He resigned as Secretary effective as of July 7, 2005 and as Chief Financial Officer and Treasurer effective as of November 16, 2005. The $150,000 reported under “All Other Compensation” represents a cash payment made in December 2005 to Mr. Jenson as consideration for consulting services he provided to the Company during 2004 and 2005. In consideration of such services, Mr. Jenson also received a grant of options to purchase 75,000 shares of Common Stock. Such grant is included under “Long Term Compensation—Securities Underlying Options/SARs” and is described in greater detail below under the heading “Option Grants in Last Fiscal Year.”

(6)

We provide various perquisites to our executives as described below. In 2004, Mr. Dunkerley received a housing allowance in the amount of $36,000, a car allowance in the amount of $12,000, and miscellaneous personal benefits in the amount of $6,594. In 2003, Mr. Dunkerley received a housing allowance in the amount of $36,000, a car allowance in the amount of $12,000, a reimbursement of relocation expenses in the amount of $18,548, and miscellaneous personal benefits in the amount of $752. The value of the perquisites and other personal benefits provided to Mr. Dunkerley during 2005 did not exceed the lesser of $50,000 or 10% of his annual salary and bonus and, therefore, is not reported. In 2005, Mr. Ingram received a reimbursement of relocation expenses in the amount of $24,245, a housing allowance in the amount of $5,000, and a lump sum payment in the amount of $30,000 for use in Mr. Ingram’s discretion in conjunction with his relocation and commencement of employment with the Company. Mr. Arakawa did not receive compensation in the form of perquisites and other personal benefits in excess of the lesser of $50,000 or 10% of his annual salary and bonus in 2005.

Option Grants in Last Fiscal Year

The following table contains information concerning the grant of options to our named executive officers during our fiscal year ended December 31, 2005. The Company did not grant stock appreciation rights during fiscal year 2005.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($ /Share)	Expiration Date		5%	10%

Mark B. Dunkerley	300,000	15.5%	$5.00	6/10/2015	(4)	$943,342	$2,390,614
	744,000	38.5	4.62	7/25/2015	(5)	2,161,687	5,478,139
Peter R. Ingram	100,000	5.2	3.42	11/16/2015	(6)	215,082	545,060
David Z. Arakawa	55,416	2.9	5.00	6/10/2015	(7)	174,254	441,594
Lawrence S. Hershfield(2)	20,000	1.0	4.25	8/10/2015	(8)	53,456	135,468
	100,000	5.2	3.78	12/19/2015	(9)	237,722	602,435
Randall L. Jenson(3)	15,000	0.8	4.25	8/10/2015	(8)	40,092	101,601
	75,000	3.9	3.78	12/19/2015	(9)	178,292	451,826

(1)	There can be no assurance that the actual stock price will appreciate at the assumed 5% and 10% levels or at any other level.

(2)	Mr. Hershfield resigned as President and Chief Executive Officer of the Company on June 2, 2005.

(3)	Mr. Jenson resigned as Secretary of the Company on July 7, 2005, and as Chief Financial Officer and Treasurer of the Company on November 16, 2005.

(4)	The options were granted on June 10, 2005, have a ten-year term and vest in equal installments on January 1, 2006, 2007 and 2008.

(5)	The options were granted on July 25, 2005, have a ten-year term and vest in equal installments on January 1, 2006, 2007 and

2008.

(6)	The options were granted on November 16, 2005, have a ten-year term and vest in equal installments on each of the first, second and third anniversaries of the date of grant.

(7)	The options were granted on June 10, 2005, have a ten year term and vest on June 10, 2008.

(8)	The options were granted on August 10, 2005, have a ten-year term and vest in equal installments on each of the first, second and third anniversaries of the date of grant.

(9)	The options were granted on December 19, 2005, have a ten-year term and became fully vested and exercisable on the date of grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth for each of our named executive officers (i) the aggregated options exercised in the last fiscal year, (ii) the number of shares underlying unexercised options at December 31, 2005 and (iii) the option values of unexercised in-the-money options at December 31, 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR END OPTION VALUE

Named Executive Officers	Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options At Fiscal Year- End (#)		Value of Unexercised In-The-Money Options At Fiscal Year-End ($ )(1)
	(#)	($ )	Exercisable	Unexercisable	Exercisable	Unexercisable
Mark B. Dunkerley	—	—	150,000	1,094,000	283,500	94,500
Peter R. Ingram	—	—	—	100,000	—	57,000
David Z. Arakawa	—	—	—	55,416	—	—
Lawrence S. Hershfield(2)	—	—	100,000	20,000	21,000	—
Randall L. Jenson(3)	—	—	75,000	15,000	15,750	—

(1)	The market price per share at the close of trading on the American Stock Exchange on December 30, 2005 was $3.99 per share.

(2)	Mr. Hershfield resigned as President and Chief Executive Officer of the Company on June 2, 2005.

(3)	Mr. Jenson resigned as Secretary of the Company on July 7, 2005, and as Chief Financial Officer and Treasurer of the Company on November 16, 2005.

Long-Term Incentive Plans

We did not grant awards to the named executive officers under any long-term incentive plan in the last fiscal year.

Compensation of Directors

On March 24, 2005, the Board adopted a compensation policy for directors who are not compensated as executive officers, effective January 1, 2005, whereby each such director receives an annual retainer of $30,000 plus $1,500 for each meeting of the Board that he attends in person and $500 for each meeting he attends telephonically. The chairman of the Audit Committee receives an annual retainer of $10,000 and the chairmen of the Governance and Nominating Committee and the Compensation Committee each receive an additional annual retainer of $2,000. Nonemployee directors shall also receive automatic grants of stock options under the terms of the 2005 Stock

Incentive Plan of Hawaiian Holdings, Inc. Upon joining the Board, each new director who is not compensated as an executive officer will receive options for 5,000 shares. In addition, each such director will receive options for 10,000 shares of Common Stock on an annual basis, with the exception of the Chairman of the Board who will receive options for 15,000 shares of Common Stock on an annual basis. All such options shall have exercise prices equal to the fair market value of the Common Stock on the date of grant, a ten-year term and a vesting schedule of three years.

Employment Contracts; Termination of Employment and Change-In-Control Arrangements

On August 18, 2005, we entered into a thirty-six (36) month employment agreement (the “Dunkerley Agreement”) with Mark B. Dunkerley providing for Mr. Dunkerley’s continued service as our President and Chief Executive Officer. Under the Dunkerley Agreement, Mr. Dunkerley is entitled to an annual base salary of $550,000, and is eligible to receive an annual bonus of one hundred percent (100%) and a maximum of two hundred percent (200%) of his annual base salary, if he achieves certain targets to be established by our Board of Directors. The Dunkerley Agreement provides for the grant to Mr. Dunkerley of stock options to purchase 1,044,000 shares of our Common Stock. Options to purchase 300,000 shares were granted on June 10, 2005 and the balance of the options was granted on July 25, 2005, in each case at exercise prices equal to the fair market value of the Common Stock on the date of grant. The options vest in equal installments on January 1 in each of the years 2006, 2007 and 2008. If Mr. Dunkerley’s employment is terminated other than for cause (as defined in the Dunkerley Agreement), or if he resigns for “good reason” (as defined in the Dunkerley Agreement), all rights to equity benefits previously granted, including the options, would immediately vest and he would be entitled to receive previously accrued but unpaid base salary and bonus, a pro rata bonus for the year in which the termination occurs, plus a lump sum payment in the amount of $1.0 million. In the event of a “change of control” (as defined in the Dunkerley Agreement), Mr. Dunkerley would have the right, on sixty (60) days written notice to us, to terminate his employment with us, which termination will be deemed a termination for “good reason.”  The Dunkerley Agreement contains certain covenants, including a non-competition covenant covering the term of his employment and an additional period of twelve (12) months thereafter.

On November 18, 2005, Hawaiian entered into an employment agreement (the “Ingram Agreement”) with Peter R. Ingram providing for Mr. Ingram’s service as Executive Vice President and Chief Financial Officer of Hawaiian.  Under the Ingram Agreement, Mr. Ingram is entitled to receive an annual base salary of $275,000.  He will also be eligible to receive a target bonus of seventy-five percent (75%) of his annual base salary, subject to the achievement of certain performance targets. In 2005, Mr. Ingram received a $50,000 signing bonus and an additional $50,000 as a prepayment of his fiscal 2006 incentive compensation.  In 2005, Mr. Ingram also received a reimbursement of relocation expenses to Hawaii, a housing allowance and a related lump sum payment aggregating approximately $59,000.  In the event Mr. Ingram’s employment is terminated without cause (as defined in the Ingram Agreement), he will receive severance payments in the amount of twelve months’ base salary, and in the event such termination without cause occurs during the first twelve months of Mr. Ingram’s employment, he will also receive reimbursement of relocation expenses from Hawaii of up to $40,000. On November 16, 2005, Mr. Ingram was awarded stock options to purchase 100,000 shares of Common Stock.  Such options are exercisable, subject to vesting as described below, at the fair market value of the Common Stock as of such award date.  The Ingram Agreement provides for Mr. Ingram to be awarded two additional tranches of 100,000 options, subject to his continued employment, on the first and second anniversaries of the commencement of his employment.  Such future options will be exercisable at the fair market value of the Common Stock as of the applicable award date of each tranche.  Each tranche will vest at the rate of 33 1/3% per year following the applicable award date of such tranche. The Ingram Agreement contains certain covenants, including a non-competition covenant covering the term of his employment and an additional period of twelve (12) months thereafter.

On March 29, 2005, Hawaiian entered into a twenty-four (24) month employment agreement (the “Arakawa Agreement”) with David Z. Arakawa providing for Mr. Arakawa’s service as Senior Vice President, General Counsel and Corporate Secretary of Hawaiian. Under the Arakawa Agreement, Mr. Arakawa is entitled to an annual base salary of $200,000, and is eligible to participate in any performance bonus plan and stock option plan established by the Board of Directors of Hawaiian for its senior officers. Any awards under such plans shall be payable in the amount, in the manner and at the time determined by the Board of Directors of Hawaiian in its sole and absolute discretion. If Mr. Arakawa’s employment is terminated other than for cause (as defined in the Arakawa

Agreement) he would be entitled to receive Accrued Obligations (as defined in the Arakawa Agreement), a lump sum payment in the amount of $200,000 and medical and dental premiums for a period of one (1) year. The Arakawa Agreement contains certain covenants, including a non-competition covenant covering the term of his employment and an additional period of twelve (12) months thereafter.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Mr. Carty, Mr. Kobayashi and Admiral Fargo. No member of our compensation committee has at any time been an employee of ours. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Mr. Carty purchased Common Stock at a discount from us in 2004 as described in the section entitled “Certain Relationships and Related Transactions.”

HAWAIIAN HOLDINGS, INC.

COMPENSATION COMMITTEE REPORT

Objective and Philosophy. The Compensation Committee works closely with management to design an executive compensation program to assist the Company in attracting and retaining outstanding executives and senior management personnel. The design and implementation of such program continually evolves as the Company grows, but is based primarily on two elements: (i) providing compensation opportunities that are competitive with competing companies of similar size; and (ii) linking executives’ compensation with the Company’s financial performance by rewarding the achievement of short-term and long-term objectives of the Company.

Compensation Program Components. Currently, the three principal components of the Company’s executive compensation program are: (i) annual base salary, (ii) short-term incentive compensation in the form of performance bonuses payable in cash each year, and (iii) long-term incentive compensation in the form of stock options. These programs are structured in accordance with the Compensation Committee’s objectives and philosophy.

Base Salary. Base salary levels for the Company’s executives are designed to be reflective of competitive  conditions in the marketplace for executives of comparable talent and experience and are based on responsibility and performance. Base salaries for executives are generally recommended by executive management for the review and approval of the Compensation Committee and the Board of Directors (subject to applicable employment agreements).

Short-Term Incentive Compensation. The short-term incentive compensation component consists of  performance bonuses. The amount of any bonus is determined, in part, based on individual and corporate goals that are set annually. Bonuses paid to each executive are based in part on measuring which of these goals have been realized (subject to applicable employment agreements). The 2006 Incentive Plan, which has been approved by the Board of Directors (upon recommendation of the Compensation Committee), subject to approval by the stockholders at the Annual Meeting, permits the grant of short and long term incentives, although there are no current plans to grant long-term awards under the 2006 Incentive Plan. See Proposal No. 2.

Long-Term Incentive Compensation. The long-term incentive compensation component consists of the Company’s 2005 Stock Incentive Plan (the “Stock Incentive Plan”) under which executives may be granted stock options exercisable to purchase shares of Common Stock. The exercise price of stock options represents the fair market value of the Common Stock on the date of grant, which is the closing sale price of the Common Stock on the American Stock Exchange. Generally, the stock options become exercisable in equal yearly increments over three years and expire ten years from the date of grant. The deferred vesting provisions of the stock options are designed to reward long-term contributions and create an incentive for executives to remain with the Company. The Compensation Committee believes that granting stock options creates an incentive to promote the long-term interests of the Company and aligns the economic benefit to be derived therefrom by the Company’s executives with those of the Company’s outside stockholders. Stock options are granted by the Compensation Committee to key employees based on management’s recommendation, and levels of participation in the plan generally vary based on the employee’s position with the Company. The Stock Incentive Plan also provides for the issuance of restricted stock, none of which has been issued by the Company under the Stock Incentive Plan to date. The 2006 Incentive Plan also permits the grant of long-term incentives, although there are no current plans to grant long-term awards under the 2006 Incentive Plan.

CEO Compensation. On August 18, 2005, the Company entered into a thirty-six (36) month employment agreement (the “Dunkerley Agreement”) with Mark B. Dunkerley providing for Mr. Dunkerley’s continued service as the Company’s President and Chief Executive Officer. Under the Dunkerley Agreement, Mr. Dunkerley is entitled to an annual base salary of $550,000, and is eligible to receive an annual bonus of one hundred percent (100%) and a maximum of two hundred percent (200%) of his annual base salary, if he achieves certain targets to be established by our Board of Directors. Mr. Dunkerley received a performance bonus of $756,250 for fiscal 2005, which was awarded and paid in 2006. After a review and discussion of the operational successes of the Company and its financial results for fiscal 2005, and taking into account the strong individual performance of Mr. Dunkerley in fiscal 2005, the Compensation Committee determined to award Mr. Dunkerley this discretionary bonus. During fiscal 2005, Mr. Dunkerley was also granted, in accordance with the Dunkerley Agreement, options to purchase 1,044,000 shares of Common Stock. Options to purchase 300,000 shares were granted on June 10, 2005 and the balance of the options were granted on July 25, 2005, in each case exercisable at the fair market value on the date of grant. The options vest in equal installments on January 1 in each of the years 2006, 2007 and 2008.

Beginning in fiscal 2006, Mr. Dunkerley will be eligible to receive an annual bonus under the new 2006 Incentive Plan, which was approved by the Board of Directors (upon recommendation of the Compensation Committee), subject to stockholder approval of such plan at the Annual Meeting. Targets for awards under the new plan, which may be annual or long-term, will be fixed by the Compensation Committee. There are no current plans to grant long-term awards to Mr. Dunkerley under the 2006 Incentive Plan.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction for compensation over $1.0 million paid to a Company’s chief executive officer and certain other highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Stock Incentive Plan has been structured to comply with the requirements under Code Section 162(m) regarding qualifying performance-based compensation to provide for the deductibility of compensation payable thereunder. The Compensation Committee believes that tax deductibility is an important consideration in determining compensation for the Company’s executive officers. However, it retains the flexibility to pay compensation to senior executives based on other considerations if it believes that doing so is in the stockholders’ interests.

In April 2006, upon recommendation of the Compensation Committee, the Board of Directors approved the 2006 Incentive Plan, which, as described in Proposal No. 2, is being submitted to the stockholders of the Company for their approval at the Annual Meeting. If approved by stockholders, the 2006 Incentive Plan would permit annual and long-term cash or common stock bonuses payable to executive officers to qualify as “performance-based compensation” for purposes of Section 162(m) in that bonuses will be payable “solely on account of the attainment of one or more pre-established objective performance goals” pursuant to a plan meeting the requirements of Section 162(m). These objective performance goals would establish the maximum potential bonus to which any executive officer could be entitled, which could be reduced (but not increased) by the Compensation Committee based upon its evaluation of such employee’s individual performance goals. The Compensation Committee believes the annual and long-term bonuses payable under the 2006 Incentive Plan will best serve the interests of the Company and its stockholders by allowing the Company to recognize the full range of an executive officer’s contribution on a tax efficient basis.

COMPENSATION COMMITTEE:	DONALD J. CARTY, CHAIR
THOMAS B. FARGO
BERT T. KOBAYASHI

Stockholder Return Performance Graph

The following graph compares cumulative total stockholder return on our Common Stock, the S&P 500 Index and our selected peer issuer index from December 31, 2000 to December 31, 2005. The peer issuers we have selected are AirTran Holdings, Alaska Air Group, Frontier Airlines, JetBlue Airways and Midwest Air Group. The comparison assumes $100 was invested on December 31, 2000 in our Common Stock and each of the foregoing indices and assumes reinvestment of dividends before consideration of income taxes. We have paid no dividends on our Common Stock.

The stock performance depicted in the graph above is not to be relied upon as indicative of future performance. The stock performance graph shall not be deemed to be incorporated by reference into any of our filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate the same by reference, nor shall it be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the beneficial ownership, both direct and indirect, reported to us as of March 31, 2006 of our Common Stock and Special Preferred Stock, including shares as to which a right to acquire ownership within 60 days of such date exists (for example, through the ability to exercise stock options and warrants). The information is presented for beneficial owners of more than 5% of our Common Stock and Special Preferred Stock, and for our directors, our named executive officers and for the group comprised of all of our directors and executive officers. We know of no persons other than those identified below who owned beneficially more than 5% of the outstanding shares of our Common Stock or Special Preferred Stock as of March 31, 2006. The table is based on 45,945,800 shares of Common Stock and one share each of Series B Special Preferred Stock, Series C Special Preferred Stock and Series D Special Preferred Stock outstanding as of March 31, 2006. Each beneficial owner’s percentage ownership is determined by including shares underlying options or warrants that are exercisable by such person currently or within 60 days following March 31, 2006, and excluding shares underlying options and warrants held by any other person. The following table does not include shares of Common Stock issuable upon conversion of our Series A and Series B Subordinated Convertible Notes due June 1, 2010 (the “Notes”), which become convertible into an aggregate of 13,793,103 shares of Common Stock at any time after June 2, 2006, unless redeemed prior to such date.

Name and Address of Beneficial Owner	Number of Shares of Common and Special Preferred Stock Beneficially Owned		Percent and Class of Common and Special Preferred Stock Beneficially Owned
RC Aviation LLC	18,621,963	(1)	35.9% of Common Stock
12730 High Bluff Drive
Suite 180
San Diego, CA 92130

RC Aviation Management, LLC	18,724,624	(1)	36.1% of Common Stock
12730 High Bluff Drive
Suite 180
San Diego, CA 92130

Lawrence S. Hershfield	18,864,624	(1)	36.3% of Common Stock
12730 High Bluff Drive
Suite 180
San Diego, CA 92130

QVT Hawaiian LLC	5,537,177	(2)	9.9% of Common Stock
527 Madison Avenue, 8th Floor
New York, NY 10022

Watershed Asset Management, L.L.C.	3,105,175	(3)	6.8% of Common Stock
One Maritime Plaza, Suite 1525
San Francisco, CA 94111

Hotel Alpha Holding Company, LLC	2,421,735	(4)	5.1% of Common Stock
9665 Wilshire Boulevard, Suite 200
Beverly Hills, CA 90212

Canyon Capital Advisors LLC	2,322,366	(5)	5.1% of Common Stock
9665 Wilshire Boulevard, Suite 200
Beverly Hills, CA 90212

International Association of Machinists	1		100% of Series B Special Preferred
and Aerospace Workers			Stock (constituting 33.3% of all
P.O. Box 3141			Special Preferred Stock)
South San Francisco, CA 94083
Attn: Kenneth Thiede

Association of Flight Attendants	1		100% of Series C Special Preferred
1625 Massachusetts Avenue, N.W.			Stock (constituting 33.3% of all
Washington, DC 20036-2212			Special Preferred Stock)
Attn: David Borer, Esq.

Hawaiian Master Executive Council	1		100% of Series D Special Preferred
c/o Air Line Pilots Association			Stock (constituting 33.3% of all
3375 Koapaka Street, Suite F-238-8			Special Preferred Stock)
Honolulu, HI 96819
Attn: Master Chairman, Hawaiian MEC

Gregory S. Anderson**	8,000	(6)	Common Stock*

Donald J. Carty**	351,062	(7)	Common Stock*

Randall L. Jenson**	76,500	(8)	Common Stock*

Bert T. Kobayashi, Jr. **	41,528	(9)	Common Stock*

Thomas B. Fargo**	0	(10)	Common Stock*

Eric C.W. Nicolai**	452.68	(11)	Common Stock*

William S. Swelbar**	0	(12)	Common Stock*

Mark B. Dunkerley**	498,000	(13)	1.1% of Common Stock

Peter R. Ingram**	0	(14)	Common Stock*

David Z. Arakawa**	0	(15)	Common Stock*

All current directors and executive officers as a group (11 persons)	19,840,166.68		37.8% of Common Stock

*	Less than 1%

**	Address is c/o Hawaiian Holdings, Inc., 3375 Koapaka Street, Suite G-350, Honolulu, HI 96819.

(1)

According to the Amendment No. 2 to Schedule 13D filed by RC Aviation on December 12, 2005 (“RC Schedule 13D”), RC Aviation directly owns of record and beneficially 10,000,000 shares of Common Stock. RC Aviation intends to distribute the 10,000,000 shares of Common Stock to its members as soon as practicable. Also, according to the RC Schedule 13D, RC Aviation, RC Aviation Management, LLC and Mr. Hershfield acquired beneficial ownership of 1,402,121, 1,504,782 and 1,504,782 additional shares, respectively, of Common Stock in satisfaction of certain bankruptcy claims pursuant to the terms of the Joint Plan. RC Aviation Management, LLC is the managing member of RC Aviation and its managing member is Mr. Hershfield. Mr. Hershfield, as the controlling member of RC Aviation Management, LLC, has the power to vote the shares of Common Stock beneficially owned by RC Aviation and its members pursuant to agreements among the members. Pursuant to a Stockholders Agreement between RC Aviation and AIP, LLC, RC Aviation also has the power to vote an additional 1,246,458 shares of Common Stock owned by AIP, LLC. The 18,764,624 shares of Common Stock reported in the RC Schedule 13D with respect to Mr. Hershfield include 40,000 shares of Common Stock directly owned of record and beneficially by Mr. Hershfield. Beneficial ownership of RC Aviation, RC Aviation Management, LLC and Mr. Hershfield also includes the common stock warrant held by RC Aviation (the “Common Stock Warrant”) currently exercisable for 5,973,384 shares of our Common Stock. RC Aviation intends to distribute the Common Stock Warrant to its members as soon as practicable. Mr. Hershfield was granted on August 10, 2005 an option to purchase 20,000 shares of our Common Stock, which option shall vest at the rate of 33 1/3% per year beginning with the first year following the date of grant and is, therefore, not included herein. Mr. Hershfield was also granted an option to purchase 100,000 shares of our Common Stock, which option vested in full on its December 19, 2005 grant date, and his ownership of such option shares is included herein.

(2)

According to the Amendment No. 1 to Schedule 13G filed on February 14, 2006, QVT Hawaiian LLC directly owns of record and beneficially 2,003,978 shares of our Common Stock and may be deemed to beneficially own 3,533,199 shares of our Common Stock that are distributable from RC Aviation within 60 days of the date hereof. Notwithstanding the above, QVT Hawaiian LLC’s warrant to purchase 1,161,434 shares of our Common Stock is exercisable only to the extent that the number of shares issuable upon exercise of the Common Stock Warrant, together with all other shares of Common Stock then-owned by QVT Hawaiian LLC, would not exceed 9.999% of our then-outstanding Common Stock as determined in accordance with Section 13(d) of the Exchange Act. In the absence of this limitation, QVT Hawaiian LLC would beneficially own 11.9% of our then-outstanding Common Stock as determined in accordance with Section 13(d) of the Exchange Act. Under QVT Hawaiian LLC’s Limited Liability Company Operating Agreement, QVT Associates GP LLC, its President, has the sole right to manage the business and affairs of QVT Hawaiian LLC and has the sole right to vote any shares of voting securities issued to or held by QVT Hawaiian LLC.

(3)

According to the Schedule 13D filed by Watershed Asset Management, L.L.C. (the “Management Company”) on December 12, 2005 (the “Watershed Schedule 13D”), the Management Company, as investment advisor to each of Watershed Capital Partners, L.P., Watershed Capital Institutional Partners, L.P. (collectively, the “Partnerships”), and Watershed Capital Partners (Offshore), Ltd. (“Watershed Offshore”), may be deemed to be the beneficial owner of all shares beneficially owned by the Partnerships and Watershed Offshore. According to the Watershed Schedule 13D, the Partnerships and Watershed Offshore acquired beneficial ownership of  (i) 668,300 shares of our Common Stock through open-market purchases, (ii) 1,378,052 shares of our Common Stock in satisfaction of certain bankruptcy claims pursuant to the terms of the Joint Plan, and (iii) 1,058,823 shares of our Common Stock pursuant to their right to receive an in-kind distribution of such shares in accordance with the terms of a letter agreement, dated November 4, 2005, between RC Aviation, the Partnerships and Watershed Offshore. WS Partners, L.L.C. (the “General Partner”), as the general partner of the Partnerships, may be deemed to be the beneficial owner of all shares beneficially owned by the Partnerships. Meridee A. Moore, as the Senior Managing Member of both the General Partner and the Management Company, may by deemed to be the beneficial owner of all shares beneficially owned by the Partnerships and Watershed Offshore.

(4)	Hotel Alpha Holding Company, LLC beneficially owns 2,421,735 shares of Common Stock, which includes a common stock warrant currently exercisable to purchase 1,502,586 shares of Common Stock.

(5)

According to a Schedule 13G filed on February 14, 2006, Canyon Capital Advisors LLC (“CCA”) is an investment advisor to various managed accounts, including Canyon Value Realization Fund, L.P., The Canyon Value Realization Fund (Cayman), Ltd., Citi Canyon Ltd., Canyon Value Realization Fund MAC 18, Ltd., Zurich Institutional Benchmarks Master Fund, Ltd., Canyon Balanced Equity Master Fund, Ltd., SPhniX Special Situations Fund SPC, CMS/Canyon DOF Subpartnership, L.P., and Canyon Capital Arbitrage Master Fund, Ltd., with the right to receive, or the power to direct the receipt, of dividends from, or the proceeds from the sale of the securities held by, such managed accounts. Mitchell R. Julis, Joshua S. Friedman, R. Christian B. Evensen and K. Robert Turner control entities which own 100% of CCA.

(6)

Consists of options to purchase 8,000 shares of our Common Stock, all of which have vested. In addition, Mr. Anderson was granted on August 10, 2005 an option to purchase 15,000 shares of our Common Stock, which option shall vest at the rate of 33 1/3% per year beginning with the first year following the date of grant, and his ownership of such option shares is, therefore, not included herein.

(7)

On July 30, 2004, Mr. Carty filed a Form 3 with the SEC upon becoming one of our directors, reporting 351,062 shares of Common Stock beneficially owned at such time. In addition, Mr. Carty was granted on August 10, 2005 an option to purchase 15,000 shares of Common Stock, which option shall vest at the rate of 33 1/3% per year beginning with the first year following the date of grant, and his ownership of such option shares is, therefore, not included herein.

(8)	Mr. Jenson was granted on December 19, 2005 an option to purchase 75,000 shares of our Common Stock, which option vested in full on its grant date, and his ownership of such option shares is included herein. Mr. Jenson also directly holds 1,500 shares of our Common Stock. Mr. Jenson was also granted on August 10, 2005 an option to purchase 15,000 shares of our Common Stock, which option shall vest at the rate of 33 1/3% per year beginning with the first year following the date of grant, and his ownership of such option shares is, therefore, not included herein.

(9)

Mr. Kobayashi beneficially owns 41,528 shares of our Common Stock, including 15,573 shares of our Common Stock beneficially owned by Mr. Kobayashi’s spouse. In addition, Mr. Kobayashi was granted on August 10, 2005 an option to purchase 15,000 shares of our Common Stock, which option shall vest at the rate of 33 1/3% per year beginning with the first year following the date of grant, and his ownership of such option shares is, therefore, not included herein.

(10)

Admiral Fargo was granted on August 10, 2005 an option to purchase 15,000 shares of our Common Stock, which option shall vest at the rate of 33 1/3% per year beginning with the first year following the date of grant, and his ownership of such option shares is, therefore, not included herein.

(11)	Mr. Nicolai beneficially owns 452.68 shares of Common Stock, including 305.17 shares of Common Stock beneficially owned by Mr. Nicolai’s spouse.

(12)

Mr. Swelbar was granted on November 16, 2005 an option to purchase 5,000 shares of our Common Stock, which option shall vest at the rate of 33 1/3% per year beginning with the first year following the date of grant, and his ownership of such option shares is, therefore, not included herein.

(13)

Mr. Dunkerley owns options to purchase 200,000 shares of our Common Stock, of which 150,000 options have vested. In addition, Mr. Dunkerley was granted options to purchase 1,044,000 shares of Common Stock pursuant to his employment agreement with the Company as follows: options to purchase 300,000 shares were granted on June 10, 2005, of which 100,000 options vested on January 1, 2006, and options to purchase 744,000 shares were granted on July 25, 2005, of which 248,000 options vested on January 1, 2006. The remaining 696,000 options vest in equal installments on January 1, 2007 and 2008.

(14)

Mr. Ingram was granted on November 16, 2005 an option to purchase 100,000 shares of our Common Stock, which option shall vest at the rate of 33 1/3% per year beginning with the first year following the date of grant, and his ownership of such option shares is, therefore, not included herein.

(15)

Mr. Arakawa owns options to purchase 55,416 shares of Common Stock. Mr. Arakawa’s options were granted on June 10, 2005 and become exercisable on June 10, 2008, and his ownership of such option shares is, therefore, not included herein.

Special Preferred Stock

The IAM, the AFA and the ALPA hold one share of Series B Special Preferred Stock, Series C Special Preferred Stock and Series D Special Preferred Stock, respectively, that entitle each Union to nominate one director. The Special Preferred Stock Designees are not elected by the holders of the Common Stock, and their election is, accordingly, not to be considered at the Annual Meeting. The Unions previously had nominated representatives to the Board, which nominees had been elected to the Board. On January 31, 2004, the persons nominated by the Unions to serve on the Board resigned from the Board. On September 29, 2005, the Board appointed the ALPA’s nominee to the Board, and on November 16, 2005 the Board appointed the AFA’s nominee to the Board. In a letter to the Company dated March 16, 2006, the IAM nominated Mr. Sean Kim to serve on the Board. We expect the Board to appoint Mr. Kim to the Board immediately following our annual meeting of stockholders on May 31, 2006. Each Union, as a holder of Special Preferred Stock, has the right to designate a nominee to fill a vacancy on the Board caused by the removal, resignation or death of a director whom such holder is entitled to nominate pursuant to our Amended By-laws. If such vacancy is not filled by the Board within 30 days of such nomination, such vacancy may be filled by the written consent of the applicable holder of Special Preferred Stock. In addition to the rights described above, each series of the Special Preferred Stock, unless otherwise specified: (1) ranks senior to the Common Stock and ranks pari passu with each other such series of Special Preferred Stock with respect to the liquidation, dissolution and winding up of the Company and will be entitled to receive $0.01 per share before any payments are made, or assets distributed to holders of any stock ranking junior to the Special Preferred Stock; (2) has no dividend rights unless a dividend is declared and paid on the Common Stock, in which case the Special Preferred Stock would be entitled to receive a dividend in an amount per share equal to two times the dividend per share paid on the Common Stock; (3) is entitled to one vote per share of such series and votes with the Common Stock as a single class on all matters submitted to holders of the Common Stock; and (4) automatically converts into the Common Stock on a 1:1 basis at such time as such shares are transferred or such holders are no longer entitled to nominate a representative to our Board of Directors pursuant to their respective collective bargaining agreements.

Changes In Control

We are not aware of any arrangement that might result in a change of control in the future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RC Aviation LLC, Lawrence Hershfield and Randall Jenson

On June 1, 2005, members of RC Aviation, as well as RC Aviation itself and its managing member, RC Aviation Management, LLC, purchased an aggregate of $60 million of our Notes. RC Aviation is a principal stockholder of Holdings, owning approximately 36% of our outstanding shares of Common Stock. RC Aviation Management, LLC is the managing member of RC Aviation and its managing member is Mr. Hershfield. Mr. Hershfield, as the controlling member of RC Aviation Management, LLC, has the power to vote the shares of Common Stock beneficially owned by RC Aviation and its members pursuant to agreements among the members. Messrs. Hershfield and Jenson also have an economic interest in RC Aviation representing approximately 11% of the Common Stock and 11% of the Common Stock Warrant (as defined below) owned by RC Aviation.

The bankruptcy trustee, Holdings and RC Aviation had previously entered into a Restructuring Support Agreement, dated as of August 26, 2004 (the “Restructuring Support Agreement”), pursuant to which Holdings and RC Aviation agreed to raise the funding necessary to meet the distribution and payment obligations under the Third Amended Joint Plan of Reorganization (the “Joint Plan”) of Hawaiian and to ensure that Hawaiian would have at least the minimum amount of cash required by the Joint Plan on the effective date of the Joint Plan. In addition, Holdings entered into an agreement with RC Aviation, dated August 24, 2004, in which RC Aviation and its members entered into a firm commitment (the “RC Commitment”) to provide, among other things, up to $60 million in funds if required to finance the Joint Plan. Pursuant to the terms of the Restructuring Support Agreement and the RC Commitment, we and RC Aviation have financed the Joint Plan with the Notes, a senior secured credit facility, and a subordinated secured credit facility.

A special committee of the Board of Directors of Holdings approved the terms of the Notes as well as the Series E Warrant and the Common Stock Warrant (each as defined below) and received fairness opinions in connection therewith.

On June 2, 2005, RC Aviation received a warrant to purchase shares of our newly designated Series E Preferred Stock (the “Series E Warrant”), such warrant to be automatically exchanged, upon the effectiveness of an amendment to our certificate of incorporation increasing the number of authorized shares of our Common Stock, for a Common Stock purchase warrant (the “Common Stock Warrant”) to purchase up to ten percent (10%) of the fully-diluted shares of Common Stock (or 6,855,685 shares), of which warrant half had been previously earned by RC Aviation for its funding commitment with respect to the Joint Plan and the other half of which was earned by RC Aviation in connection with its purchase of the Notes pursuant to a Note Purchase Agreement, dated June 1, 2005. On July 8, 2005, the amendment to our certificate of incorporation was filed and became effective and the Series E Warrant was cancelled and exchanged for the Common Stock Warrant. On September 30, 2005, we filed a Certificate of Elimination with the Secretary of State of the State of Delaware, thereby canceling and eliminating the Series E Preferred Stock.

On October 19, 2005, November 23, 2005 and November 25, 2005, we repurchased an aggregate of approximately $5.0 million, $1.9 million and $0.8 million, respectively, in principal amount of the Notes at their face amount, plus accrued interest, and a corresponding portion of the Common Stock Warrant. After giving effect to the warrant repurchases in connection with the Note repurchases, RC Aviation now holds a warrant to purchase 5,973,384 shares of Common Stock. The Common Stock Warrant is currently exercisable at an exercise price of $7.20 per share, subject to adjustment from time to time for certain dilutive events. The Company intends to redeem all outstanding Notes in the second quarter of 2006, subject to the satisfaction of certain conditions relating to the Company’s recently amended senior secured credit facility and subordinated secured credit facility.

In connection with the issuance of the Notes and the granting of the Common Stock Warrant, Holdings and RC Aviation also entered into a Registration Rights Agreement relating to the registration of shares of Common Stock issuable upon conversion of the Notes and exercise of the Common Stock Warrant.

Messrs. Hershfield and Jenson provided significant consulting services to the Company during 2004 and 2005 without compensation. In recognition of such services, independent committees of the Board authorized the following compensation to Messrs. Hershfield and Jenson which was paid in December 2005: (i) the grant of an option to purchase 100,000 shares of Common Stock and a cash payment of $100,000 to Mr. Hershfield, and (ii) the grant of an option to purchase 75,000 shares of Common Stock and a cash payment of $150,000 to Mr. Jenson. The exercise price of such options is equal to the fair market value of the Common Stock on the date of grant. In addition, the Company also authorized the payment of $10,000 per month to Mr. Hershfield, Mr. Jenson or their affiliate for the continued consulting services of Messrs. Hershfield and Jenson and others to the Company.

Eric C.W. Nicolai

Mr. Nicolai, one of our directors, and his wife, Brenda Mae-Esona Nicolai, are employed by Hawaiian as a pilot and flight attendant, respectively. The 2005 salaries of Mr. Nicolai and his wife were $164,000 and $43,600, respectively.

William S. Swelbar

Mr. Swelbar, one of our directors, is the President and Managing Partner of Eclat Consulting, Inc. (“Eclat”). During 2004 and 2005, Eclat received consulting fees in the amount $181,651 and $473,279, respectively, from Holdings and Hawaiian.

Ranch Capital, LLC

During 2004 and 2005, Ranch Capital, LLC, an organization for which Messrs. Hershfield and Jenson serve as Chief Executive Officer and Managing Director, respectively, paid approximately $69,000 and $52,000 on the Company’s behalf for travel expenses for Messrs. Hershfield and Jenson. As of December 31, 2005, the Company had reimbursed Ranch Capital, LLC for all but $3,000 of such travel expenses.

Indebtedness of Management

Since January 1, 2005, no officer or director, or affiliate thereof (including family members) has been indebted to us or any subsidiary.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. The Company’s financial statements for the 2005 fiscal year were audited and reported upon by Ernst & Young.

Representatives of Ernst & Young will be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders and make a statement should they so desire.

The amounts set forth below include all fees paid to Ernst & Young for services provided to the Company during 2005 and 2004, and all fees for services provided to Hawaiian subsequent to June 2, 2005. Prior to June 2, 2005, when we did not control or consolidate Hawaiian, all services provided to Hawaiian by Ernst & Young, and the fees paid by Hawaiian to Ernst & Young, were under the supervision of the bankruptcy trustee, subject to approval by the bankruptcy court, and therefore were not subject to the audit committee pre-approval policies described below.

Audit Fees

Fees for audit services rendered by Ernst & Young to the Company and Hawaiian totaled $4.7 million and $0.5 million for 2005 and 2004, respectively. Audit fees consist primarily of fees for the audits of our consolidated financial statements and the financial statements of Hawaiian, the audit of our internal control over financial reporting, the review of the interim condensed consolidated financial statements included in our quarterly reports, attestation services required by statute or regulation, consents, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audits and quarterly reviews, and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards. All of the foregoing services rendered by Ernst & Young were pre-approved by the Audit Committee.

Audit Related Fees

Fees for audit-related services rendered by Ernst & Young to the Company and Hawaiian totaled $0.1 million and $0 in 2005 and 2004, respectively, consisting entirely of fees for the audit of Hawaiian’s employee benefit plans. All of the foregoing services rendered by Ernst & Young were pre-approved by the Audit Committee.

Tax Fees

Fees for tax services rendered by Ernst & Young to the Company and Hawaiian totaled $0.4 million and $0 in 2005 and 2004, respectively. Tax fees consist primarily of fees for the preparation of federal and state tax returns, review of tax returns prepared by the Company, assistance in assembling data to respond to governmental reviews of past tax filings, and tax advice, exclusive of tax services rendered in connection with the audits. All of the foregoing services rendered by Ernst & Young were pre-approved by the Audit Committee.

Other Fees

Ernst & Young did not provide any professional services during fiscal 2005 and 2004 other than those described under the captions “Audit Fees”, “Audit-Related Fees” and “Tax Fees”.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy, whereby it may pre-approve the provision of services to us by the independent auditors. The policy of the Audit Committee is to pre-approve the audit, audit-related, tax and non-audit services to be performed during the year on an annual basis, in accordance with a schedule of such services approved by the Audit Committee. The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. Audit-related services and tax services to be provided by the auditors will be subject to general pre-approval by the Audit Committee. The Audit Committee may grant specific case-by-case approval for permissible non-audit services. The Audit Committee will establish pre-approval fee levels or budgeted amounts for all services to be provided on an annual basis. Any proposed services exceeding those levels or amounts will require specific pre-approval by the Audit Committee. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee, who will report any such pre-approval decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL NO. 2:  2006 INCENTIVE PLAN

The Board of Directors believes it to be in the best interests of the Company and its stockholders to adopt a new management incentive plan at this time in order to continue to reward, attract and retain highly qualified officers upon whom, in large measure, the sustained progress, growth and profitability of the Company depends, through the delivery of performance-based compensation that is fully tax deductible to the Company. Accordingly, the Board of Directors (upon recommendation of the Compensation Committee) adopted the 2006 Incentive Plan, subject to stockholder approval. The 2006 Incentive Plan is attached as Exhibit A to this Proxy Statement and the description below is qualified in its entirety by reference to Exhibit A. The 2006 Incentive Plan will permit incentive compensation bonus awards to be structured to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Background

Section 162(m) disallows a deduction to the Company for any compensation paid to a “covered employee” in excess of $1 million per year, subject to certain exceptions. In general, “covered employees” include the chief executive officer and the four most highly compensated executive officers of the Company who are in the employ of the Company and are officers at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for “performance-based compensation.” In general, those requirements include the establishment of objective performance goals for the payment of such compensation by a committee of the Board of Directors composed solely of two or more outside directors, stockholder approval of the material terms of such compensation prior to payment, and certification by the committee that the performance goals for the payment of such compensation have been achieved.

The Board of Directors believes that it is in the best interests of the Company and its stockholders to enhance the ability of the Company to attract and retain executive by providing annual and, if deemed appropriate, long-term incentive compensation bonus awards to certain officers that would qualify as “performance-based compensation” under Section 162(m) of the Code, while at the same time obtaining the highest level of deductibility of compensation paid to covered employees.

Description of the Incentive Plan

The 2006 Incentive Plan will be administered by the Compensation Committee. The Compensation Committee has the authority to select the officers (including officers who are directors) to participate in the 2006 Incentive Plan (after consideration of management’s recommendations), to establish the length of the annual and long-term performance periods, to establish the performance goals and to determine the amounts of incentive compensation bonus payable to any participant, and to make all determinations and take all other actions necessary or appropriate for proper administration and operation of the 2006 Incentive Plan.

Bonuses may be payable to each participant as a result of the satisfaction of performance goals in respect of an annual performance period of one fiscal year or less or as a result of the satisfaction of performance goals in respect of a long-term performance period of longer than one fiscal year. Prior to each performance period or such other period selected by the Compensation Committee, the Committee, after consideration of management’s recommendations, will establish in writing a target bonus opportunity or range of bonus opportunities for each participant based upon the attainment of one or more performance goals established by the Compensation Committee at such time. Performance goals, which may vary among and between participants and incentive compensation bonus opportunities, shall be based upon the attainment of specific amounts of, or increases in, one or more of the following: gross or net revenues, operating income, cash flow, earnings before interest, taxes, depreciation and amortization, net income, earnings per share, book value per share, stockholders’ equity, return on equity, compound growth in net income, operating efficiency or strategic business objectives, including without limitation, one or more objectives based on meeting specified cost targets, business expansion goals, service goals, vendor contract goals, personnel or hiring goals and goals relating to acquisitions or divestitures, all whether applicable to the Company or any relevant subsidiary or business unit or entity in which the Company has a significant investment, or any combination thereof as the Committee may deem appropriate. Each performance goal may be expressed on an absolute and/or relative basis, may be based on, or otherwise employ, comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, may provide for the inclusion, exclusion or averaging of specified items in whole or in part, such as strategic investments, discontinued

operations, extraordinary items, accounting changes, and unusual or nonrecurring items, and, in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or shares. To the extent that a performance goal is based on the Company’s outstanding Common Stock (such as increases in earnings per share or other similar measures), the performance goal may be subject to antidilution and other adjustments in certain events specified in the 2006 Incentive Plan. The Compensation Committee may provide a threshold level of performance below which no incentive compensation bonus will be paid as well as a maximum level of performance above which no additional incentive compensation bonus will be paid. It also may provide for the payment of differing amounts for different levels of performance.

As soon as practicable after the end of each performance period or such other period as designated by the Compensation Committee but before any incentive compensation bonuses are paid to the participants under the 2006 Incentive Plan, the Compensation Committee will certify in writing (i) whether the performance goal(s) were attained and (ii) the amount of the incentive compensation bonus payable to each participant based upon the attainment of such specified performance goals. The Compensation Committee may determine to grant a participant an incentive compensation bonus equal to, but not in excess of, the amount specified in such written certification. The Compensation Committee also may reduce or eliminate the amount of any incentive compensation bonus of any participant at any time prior to payment thereof, based on such criteria as the Compensation Committee shall determine, including but not limited to individual merit and attainment of, or the failure to attain, specified personal goals established by the Compensation Committee. Under no circumstances, however, may the Compensation Committee (a) increase the amount of the incentive compensation bonus otherwise payable to a participant beyond the amount originally established by the Committee, (b) waive the attainment of the performance goals established by the Compensation Committee or (c) otherwise exercise its discretion so as to cause any incentive compensation bonus not to qualify as “performance-based compensation” under Section 162(m) of the Code. However, the 2006 Incentive Plan does not limit the authority of the Company to establish any other annual or other incentive compensation plan or to pay cash or common stock bonuses or other additional incentive compensation to employees of the Company, including to participants in the 2006 Incentive Plan, which do not qualify under Section 162(m).

The maximum amount of the incentive compensation bonuses payable to any participant under the 2006 Incentive Plan in, or in respect of, any single fiscal year shall not exceed $1.5 million. All incentive compensation bonuses paid pursuant to the 2006 Incentive Plan will be paid in cash or shares of Common Stock of the Company (valued at the fair market value thereof) or a combination thereof, as determined by the Compensation Committee. The Board of Directors, without the consent of any participant, may amend or terminate the 2006 Incentive Plan at any time. However, no amendment that would require the consent of the stockholders pursuant to Section 162(m) of the Code shall be effective without such consent.

Interest of Certain Persons in Matters to be Acted Upon

Beginning in fiscal year 2006, subject to the approval of the 2006 Incentive Plan, Mr. Dunkerley will be eligible to receive an annual bonus under the plan. Targets for awards under the new plan, which may be annual or long-term, will be fixed by the Compensation Committee. Other officers of the Company will also be eligible for awards under the 2006 Incentive Plan, including executive officers. There are no current plans to grant long-term awards to Mr. Dunkerley or any other executive officer under the 2006 Incentive Plan.

A copy of the 2006 Incentive Plan is set forth in Exhibit A to this Proxy Statement. The foregoing description is a summary of some, but not all, of the essential provisions of the 2006 Incentive Plan, and is qualified by reference to the full text of the 2006 Incentive Plan.

Stockholder Approval of the 2006 Incentive Plan

An affirmative vote of a majority of the shares of Common Stock and Special Preferred Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the 2006 Incentive Plan. Shares which are voted against the approval of the 2006 Incentive Plan, shares the holders of which abstain from voting for the approval of the 2006 Incentive Plan, and broker non-votes will not be counted in the total number of shares voted for the approval of the 2006 Incentive Plan. Abstentions and broker non-votes will be counted as present at the meeting for quorum purposes.

The Board of Directors recommends a vote “FOR” the approval of the 2006 Incentive Plan. Proxies solicited by the Board of Directors will be so voted unless stockholders specify a contrary vote.

Other Matters

We know of no other matters to come before the Annual Meeting other than those stated in the Notice of the Annual Meeting. To date, we have not received any stockholder proposals. However, if any other matters are properly presented to the stockholders for action, it is the intention of the proxyholders named in the enclosed proxy to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

Stockholder Proposals

Our Secretary must receive written notification of any proposal that a stockholder submits for inclusion in our proxy statement and proxy for the 2007 annual meeting of stockholders by no later than December 19, 2006, in accordance with the provisions of Rule 14a-8 under the Exchange Act. In accordance with our Amended By-Laws, such written notice must set forth: (A) as to each person, if any, whom such stockholder proposes to nominate for election as a director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (ii) the class and number of shares of capital stock of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that such stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (iv) a representation that such stockholder intends to continue to hold, through the date of the 2007 annual meeting of stockholders, the requisite amount of the Company’s securities entitled to be voted on the proposal at the annual meeting pursuant to Rule 14a-8(b)(1) under the Exchange Act, and (v) a representation whether such stockholder or the beneficial owner, if any, or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies from stockholders in support of such proposal or nomination.

In accordance with our Amended By-Laws, for a matter not included in our proxy materials to be properly brought before the 2007 annual meeting of stockholders, the written notice described above must be delivered to our Secretary not less than 90 nor more than 120 days prior to the first anniversary of the 2006 Annual Meeting. Accordingly, any notice given by or on behalf of a stockholder pursuant to these provisions of our Amended By-Laws (and not pursuant to the SEC’s Rule 14a-8) must be received by no later than the close of business on March 2, 2007 and no earlier than January 31, 2007; provided, however, that in the event that the date of the 2007 annual meeting is earlier than May 1, 2007 or later than August 9, 2007, notice by such stockholder must be so delivered to our Secretary not earlier than the close of business on the one hundred twentieth (120th) day prior to the 2007 annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the 2007 annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company.

If a stockholder submits a proposal for the 2007 annual meeting of stockholders other than in accordance with Rule 14a-8 and that stockholder does not provide notice of such proposal to us by March 2, 2007 (unless such date has been extended as set forth above), the holders of any proxy solicited by the Board of directors for use at that meeting will have discretionary authority to vote on that proposal without a description of that proposal in our proxy statement for that meeting.

ANNUAL REPORT

Together with this Proxy Statement, we are mailing the 2005 Annual Report to stockholders which includes financial statements for the year ended December 31, 2005, as well as other information about our activities. The 2005 Annual Report is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials.

A COPY OF THE FORM 10-K ANNUAL REPORT (WITHOUT EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 2005, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE UPON WRITTEN REQUEST, WITHOUT CHARGE. THE REQUEST SHOULD BE DIRECTED TO US AT 3375 KOAPAKA STREET, SUITE G-350, HONOLULU, HI 96819.

By the order of the Board of Directors

Lawrence S. Hershfield
Chairman of the Board of Directors

EXHIBIT A

Hawaiian Holdings, Inc. 2006 Management Incentive Plan

1.             PURPOSE OF THE PLAN. The purpose of the Hawaiian Holdings, Inc. 2006 Management Incentive Plan (the “Plan”) is to allow Hawaiian Holdings, Inc. (the “Company”) to provide annual and long-term performance-based incentive compensation that satisfies the requirements for performance-based compensation in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to its officers, upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

2.             ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). Subject to the provisions of the Plan, the Committee shall have the exclusive authority to select the officers to participate in the Plan, to establish the length of the Annual Performance Periods and the Long-Term Performance Periods (as defined in Section 4), to establish performance goals for performance during each Performance Period (as defined in Section 4), to determine the amount of the incentive compensation bonus payable to any Participant (as defined in Section 3) in respect of each Performance Period, and to make all determinations and take all other actions necessary or appropriate for the proper administration and operation of the Plan. Any determination by the Committee on any matter relating to the Plan shall be made in its sole discretion and need not be uniform among Participants. The Committee’s interpretation of the Plan shall be final, conclusive and binding on all parties concerned, including the Company, its stockholders and any or all Participants.

3.             ELIGIBILITY. Bonuses under the Plan may be paid to those officers (including officers who are directors) of the Company who shall be selected by the Committee after consideration of management’s recommendations (the “Participants”). Participants may receive multiple incentive compensation bonuses during the same year under the Plan.

4.             PERFORMANCE PERIODS. Bonuses may be payable to each Participant as a result of the satisfaction of performance goals in respect of a period of one fiscal year or less (an “Annual Performance Period”) or as a result of the satisfaction of performance goals in respect of a performance period of longer that one fiscal year (a “Long-Term Performance Period”) (collectively referred to herein as “Performance Periods”). Performance Periods shall be established for such length as shall be determined by the Committee at the commencement of each Performance Period, and the Annual Performance Periods and Long-Term Performance Periods established at the same time may overlap the same time period or may overlap the time periods established at different times for other Annual Performance Periods and Long-Term Performance Periods.

5.             INCENTIVE COMPENSATION BONUSES.

(a)           Target Incentive Compensation Bonuses. Prior to the beginning of each Performance Period, or at such other time as is permitted by the applicable provisions of the Code, the Committee, after consideration of management’s recommendations, shall establish in writing the target bonus opportunity or range of incentive compensation bonus opportunities for each Participant in respect of each Performance Period based upon the attainment of one or more performance goals established by the Committee at such time. The Committee may provide for a threshold level of performance below which no amount of incentive compensation bonus will be paid and a maximum level of performance above which no additional incentive compensation bonus will be paid, and it may provide for the payment of differing amounts for different levels of performance.

(b)           Performance Goals. Performance goals, which may vary among and between Participants and incentive compensation bonus opportunities, shall be based upon the attainment of specific amounts of, or increases in, one or more of the following: gross or net revenues, operating income, cash flow, earnings before interest, taxes, depreciation and amortization, net income, earnings per share, book value per share, stockholders’ equity, return on equity, compound growth in net income, operating efficiency or strategic business objectives, including without limitation, one or more objectives based on meeting specified cost targets, business expansion goals, service goals, vendor contract goals, personnel or hiring goals and goals relating to acquisitions or divestitures, all whether applicable to the Company or any relevant subsidiary or business unit or entity in which the Company has a significant investment, or any combination thereof as the Committee may deem appropriate.

Each performance goal may be expressed on an absolute and/or relative basis, may be based on, or otherwise employ, comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, may provide for the inclusion, exclusion or averaging of specified items in whole or in part, such as strategic investments, discontinued operations, extraordinary items, accounting changes, and unusual or nonrecurring items, and, in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding.

(c)           Incentive Compensation Bonus Determination. As soon as practicable after the end of each Performance Period but before any incentive compensation bonuses are paid, the Committee shall certify in writing (i) whether the performance goal or goals were attained and (ii) the amount of the incentive compensation bonus payable to each Participant based upon the attainment of the performance goals established by the Committee. The Committee may determine to grant a Participant an incentive compensation bonus equal to, but not in excess of, the amount specified in the foregoing certification. The Committee may also reduce or eliminate the amount of any incentive compensation bonus of any Participant at any time prior to payment thereof, based on such criteria as it shall determine, including but not limited to individual merit and attainment of, or the failure to attain, specified personal goals established by the Committee. Under no circumstance may the Committee (a) increase the amount of an incentive compensation bonus otherwise payable to a Participant upon attainment of such performance goal beyond the amount originally established by the Committee, (b) waive the attainment of the performance goals established by Committee or (c) otherwise exercise its discretion so as to cause any incentive compensation bonus to fail to qualify as performance-based compensation under Section 162(m) of the Code.

(d)           Payment. Following the Committee’s determination pursuant to Section 5(c) hereof, incentive compensation bonus shall be paid as promptly as is administratively practicable. The amount of any incentive compensation bonus payable to a Participant shall be paid by the Company to such Participant in cash or shares of the Company’s common stock (valued at the fair market value thereof) or a combination thereof, as determined by the Committee.

(e)           Death, Disability, Etc. In the event a Participant shall die or become disabled prior to the end of a Performance Period, the Participant (or in the event of the Participant’s death, the Participant’s beneficiary) shall be entitled to receive such pro-rata portion of the incentive compensation bonus established for the Participant as shall be determined by the Committee, subject to Section 7(a). In the event a Participant’s employment with the Company is otherwise terminated during the Performance Period, the Committee, in its discretion, shall determine the amount, if any, of the incentive compensation bonus that shall be payable to the Participant.

(f)            Annual Maximum. The maximum amount of the incentive compensation bonuses payable to any Participant pursuant to the Plan in, or in respect of, any single fiscal year shall not exceed $1.5 million.

6.             DILUTION AND OTHER ADJUSTMENTS. To the extent that a performance goal is based on, or calculated with respect to, the Company’s common stock (such as increases in earnings per share, book value per share or other similar measures), then in the event of any corporate transaction involving the Company (including, without limitation, any subdivision or combination or exchange of the outstanding shares of common stock, stock dividend, stock split, spin-off, split-off, recapitalization, capital reorganization, liquidation, reclassification of shares of common stock, merger, consolidation, extraordinary cash distribution, redemption, stock issuance, or sale, lease or transfer of substantially all of the assets of the Company), the Committee shall make or provide for such adjustments in such performance goal as the Committee may in good faith determine to be equitably required in order to prevent dilution or enlargement of any increase or decrease in the rights of Participants.

7.             MISCELLANEOUS PROVISIONS.

(a)           Right to Incentive Compensation Bonus. No officer or other person shall have any claim or right to receive any incentive compensation bonus payable under the Plan prior to the actual payment thereof, regardless of whether the Committee shall have theretofore certified any amount payable to any Participant.

(b)           No Assurance of Employment. Neither the establishment of the Plan nor any action taken thereunder shall be construed as giving any officer or other person any right to be retained in the employ of the Company.

(c)           Withholding Taxes. The Company shall have the right to deduct from all incentive compensation bonuses payable hereunder any federal, state, local or foreign taxes required by law to be withheld with respect to such payments.

(d)           No Transfers or Assignments. No incentive compensation bonus under the Plan nor any rights or interests herein or therein shall be assigned, transferred, pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of a Participant to, any party (other than the Company or any subsidiary), except, in the event of the Participant’s death, to the beneficiary or beneficiaries designated as provided in Section 7(e).

(e)           Beneficiary. Any payments on account of an incentive compensation bonus payable under the Plan to a deceased Participant shall be paid to such beneficiary or beneficiaries as has been designated by the Participant in a writing furnished to the Company or in the absence of such designation, according to the Participant’s will or the laws of descent and distribution.

(f)            Non-exclusivity of Plan. Nothing in the Plan shall be construed in any way as limiting the authority of the Committee, the Board of Directors of the Company, the Company or any subsidiary to establish any other annual, long-term or other incentive plan or as limiting the authority of any of the foregoing to pay cash bonuses or other supplemental or additional incentive compensation to any persons employed by the Company, whether or not such person is a Participant in this Plan and regardless of how the amount of such bonus or compensation is determined.

8.             AMENDMENT OR TERMINATION OF THE PLAN. The Board of Directors of the Company, without the consent of any Participant, may at any time terminate or from time to time amend or terminate the Plan in whole or in part, whether prospectively or retroactively, including in any manner that adversely affects the rights of Participants; provided, however, that no amendment that would require the consent of the stockholders of the Company pursuant to Section 162(m) of the Code shall be effective without such consent.

9.             LAW GOVERNING. The validity and construction of the Plan shall be governed by the laws of the State of New York but without regard to the choice of law principles thereof.

10.           EFFECTIVE DATE. The Plan shall be effective commencing May 31, 2006, subject to approval by the stockholders of the Company at the Annual Meeting of Stockholders on such date in accordance with Section 162(m) of the Code.

HAWAIIAN HOLDINGS, INC.

3375 KOAPAKA STREET, SUITE G-350
HONOLULU, HI 96819

(808) 835-3700

PROXY – ANNUAL MEETING OF STOCKHOLDERS – WEDNESDAY, MAY 31, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Lawrence S. Hershfield, Mark B. Dunkerley, Peter R. Ingram and David Z. Arakawa as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock and preferred stock of Hawaiian Holdings, Inc. (the “Company”) held of record by the undersigned on April 5, 2006 at the Annual Meeting of Stockholders to be held on Wednesday, May 31, 2006 or at any adjournment thereof.

(Continued and to be signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

 FOLD AND DETACH HERE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO VOTE IS INDICATED HEREIN, THIS PROXY WILL BE VOTED IN FAVOR OF ALL PROPOSALS DESCRIBED HEREIN AND IN ACCORDANCE WITH THE PROXIES’ BEST JUDGMENT UPON OTHER MATTERS PROPERLY COMING BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

Please Mark Here for Address Change or Comments
SEE REVERSE SIDE

1. ELECTION OF DIRECTORS. The election of seven directors to serve for one year terms, each until his successor is duly elected and qualified.				3. Such other business as may properly come before the Annual Meeting of Stockholders, or at any and all adjournments thereof.

01 Gregory S. Anderson 02 Donald J. Carty 03 Mark B. Dunkerley 04 Thomas B. Fargo	FOR ALL EXCEPT (See instructions below)	WITHHOLD AUTHORITY FOR ALL NOMINEES

OWNERSHIP QUESTIONNAIRE

Please mark ONE box ONLY indicating if stock owned of record or beneficially by you is owned or controlled by persons who are U.S. Citizens or non U.S. Citizens

(See bottom of this card for additional information.)

05 Lawrence S. Hershfield 06 Randall L. Jenson 07 Bert T. Kobayashi, Jr.		INSTRUCTION: To withhold authority to vote for any individual nominee(s) mark “FOR ALL EXCEPT” and write the name of the nominee(s) you wish to withhold on the line below:		Please check if owner of record is a U.S. Citizen		Please check if owner of record is NOT a U.S. Citizen

2. Approval of 2006 incentive Plan. The approval of the Hawaiin Holdings, Inc. 2006 Management Incentive Plan,	FOR	AGAINST	ABSTAIN	A box must be checked in order for this card to be considered valid.

Signature		Signature			Date

NOTE:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE

OWNERSHIP QUESTIONNAIRE

(Please check one box above regarding citizenship)

In order to vote your shares in Hawaiian Holdings, Inc., you must certify your citizenship.

The Federal Transportation Act requires that U.S. air carriers like Hawaiian Airlines, the wholly owned subsidiary of Hawaiian Holdings, Inc., be owned and controlled by U.S. citizens. 49 U.S.C. ss.ss. 40102(a)(15), 41102.

To assure that Hawaiian Airlines complies with this requirement, you must complete the following certification regarding the citizenship of the owner of the shares in Hawaiian Holdings, Inc.

The owner of the shares is a “citizen of the United States” as defined by the Transportation Act if the owner is any ONE of the following:

•    an individual who is a citizen of the United States;

•    a partnership each of whose partners is an individual who is a citizen of the United States;

•    a corporation or association organized under the laws of the United States or of any State of the United States, the District of Columbia, or a territory or possession of the United States, of which the president and at least two–thirds of the board of directors and other managing officers are citizens of the United States, which is under the actual control of citizens of the United States, and in which at least 75 percent of the voting interest is owned or controlled by persons that are citizens of the United States. (emphasis added)

Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/ha Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.		OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.